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Exhibit 99.1

CONTACT	FOR IMMEDIATE RELEASE
Robert H. Barghaus Chief Financial Officer (203) 661-1926, ext. 6671
Jane F. Casey Vice President (203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 4th QUARTER
AND FULL YEAR SALES
Company Achieves Previously Announced Earnings Guidance
Weak Holiday Season, Geopolitical Events And High Energy
Prices Impact Consumer Spending, Add to Retailer Caution

GREENWICH, CT, USA, March 18, 2003: Blyth, Inc. (NYSE:BTH), a leader in home fragrance and decorative accessories, reported today that fourth quarter Net Sales increased 5% to $380.5 million versus sales of $362.3 million a year earlier. Operating Profit grew 51% to $39.0 million from $25.9 million in the prior year period. Net Earnings for the quarter were $22.9 million versus $13.6 million a year earlier, an increase of 69%. Diluted Net Earnings Per Share for the fourth quarter were $0.50 compared to $0.29 for the same period last year and include a previously announced after-tax impairment charge of $2.1 million related to placing the Company's U.K.-based specialty retailer Wax Lyrical into receivership in late December, which negatively impacted earnings per share by $0.05. In the fourth quarter of fiscal year 2002, the Company recorded pre-tax restructuring and impairment charges of approximately $14.1 million, which negatively impacted Earnings Per Share by $0.19.

Net sales for the fiscal year ended January 31, 2003 increased 9% to $1,288.6 million versus $1,178.8 million reported a year ago. Operating profit for the twelve month period was $155.5 million compared to $120.5 million a year earlier, an increase of 29%. Net earnings for fiscal 2003 were up 25% to $85.0 million, compared to $68.0 million for the prior year. Diluted Net Earnings Per Share increased 27% to $1.83 versus $1.44 last year. Excluding the impact of the goodwill impairment charge taken in the first quarter of fiscal year 2003 due to a change in accounting principle effected by SFAS 142, as well as the charge related to Wax Lyrical, Diluted Net Earnings Per Share for fiscal year 2003 would have been $1.98. The Company reported fourth quarter restructuring and impairment pre-tax costs of approximately $14.1 million and a second quarter pre-tax inventory revaluation charge of $6.3 million in fiscal year 2002, which impacted Earnings Per Share by $0.27.

Commenting on the fourth quarter sales and earnings results, Robert B. Goergen, Chairman of the Board and CEO, said, "We are pleased to have achieved our goals in spite of the growing number of negative exogenous factors, including a very difficult December and January for retailers and consumers. Management at PartyLite and in our Creative Expressions businesses maintained strong service levels for their customers while controlling expenses carefully given an unpredictable start and weak conclusion to the holiday season. Our candles and home fragrance consumer wholesale businesses continue to struggle for the most part, though some encouraging improvements were made over the course of this year. At the Sterno Group, however, sales and profits are about equal to pre-September 11th levels, and we think that is a terrific accomplishment."

Mr. Goergen continued, "Despite a challenging business environment, cash flow from operations in fiscal year 2003 was a record at $171 million. Management has achieved significant improvements in working capital management over the last few years, even as visibility in the overall business climate has deteriorated."

The Company's fourth quarter results were influenced by several factors. Within the Candles & Home Fragrance segment, PartyLite Worldwide, the Company's direct selling business unit, reported fourth quarter sales growth of 5%. Within Blyth HomeScents International, the Company's Candles & Home Fragrance segment consumer wholesale businesses, sales growth in Europe was more than offset by declines in North America. Finally, in the Creative Expressions segment, modest sales increases in the premium channel of distribution, as well as the addition of CBK, Ltd., which Blyth acquired in May 2002 and which is now known as CBK Styles, Inc., more than offset a sales decline in the mass channel of distribution within this segment.

On a segment basis, fourth quarter Net Sales in the Candles and Home Fragrance products businesses were $347.1 million, compared to $342.1 million in the prior year period. Operating income for this segment was $41.2 million, compared to $29.6 million in last year's fourth quarter. Net sales in the Creative Expressions businesses totaled $33.4 million versus $20.2 million one year ago, and operating losses in this segment totaled $2.3 million compared to operating losses of $3.7 million in the prior year period. Blyth's Creative Expressions businesses are highly seasonal and typically lose money in the Company's fourth quarter. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

For the full year, Net Sales in the Candles and Home Fragrance segment were $1,084.6 million, compared to $1,042.8 million in the prior year. Operating income for this segment was $129.3 million, compared to $103.7 million last year. Net sales in the Creative Expressions segment totaled $204.0 million versus $136.0 million one year ago, and operating income in this segment was $26.3 million compared to $16.8 million in the prior year. Increases in this segment of Blyth's business were mostly attributable to the inclusion of CBK Styles, Inc., as well as the growth of the Midwest premium business, which more than offset declines in the Company's mass channel Creative Expressions business. The Creative Expressions segment accounted for 16% of Blyth's sales and 17% of profits in fiscal year 2003.

The following is an earnings comparison and explanation between the fourth quarter and full year results for fiscal year 2003 and fiscal year 2002. For the full year, fiscal year 2003, Blyth recorded the $0.10 per share goodwill impairment charge in the first quarter, as well as the $0.05 per share impairment charge in the fourth quarter, described earlier. For the full-year results for fiscal year 2002, Blyth recorded an $0.08 per share charge in the second quarter related to the revaluation of mass market inventory, as well as the restructuring and impairment charges in the fourth quarter noted at the beginning of this news release, which impacted earnings per share by $0.19. Also in fiscal year 2002, the Company amortized $4.7 million of goodwill, negatively impacting earnings per share by $0.06. Blyth ceased amortizing goodwill on February 1, 2002, in accordance with SFAS 142. Excluding the fourth quarter restructuring and impairment charges from both years and goodwill amortization from the fourth quarter of fiscal year 2002, fourth quarter Earnings Per Share would have been $0.55 this year and $0.50 last year. Excluding the restructuring and impairment charges from both years on a full-year basis, the fiscal year 2002 inventory revaluation noted earlier and goodwill amortization in fiscal year 2002, Earnings Per Share would have been $1.98 in fiscal year 2003 and $1.77 in fiscal year 2002.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

        Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate's™ and Carolina® brands, in the mass retail channel under the

Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria®and HandyFuel® brand names. In Europe, its products are also sold under the Colonial, Gies, Ambria and Carolina brands. Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Seasons of Cannon Falls™ and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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  Exhibit 99.1
BLYTH, INC. REPORTS RECORD 4th QUARTER AND FULL YEAR SALES Company Achieves Previously Announced Earnings Guidance Weak Holiday Season, Geopolitical Events And High Energy Prices Impact Consumer Spending, Add to Retailer Caution